Schedule A

MANAGING DIRECTORS AND EXECUTIVE OFFICERS OF HIA

Name and Position	Business Office Address	Present Principal Occupation
David C. Hardie Chairman and Managing Director	5485 Kietzke Lane Reno, NV 89511	David C. Hardie currently serves as the Chairman and a Managing Director of HIA.
Kevin Leary Chief Executive Officer and Managing Director	5485 Kietzke Lane Reno, NV 89511	Kevin Leary currently serves as the Chief Executive Officer and a Managing Director of HIA.
Peter Van Roden Portfolio Manager and Managing Director	5485 Kietzke Lane Reno, NV 89511	Peter Van Roden currently serves as the Portfolio Manager and a Managing Director of HIA.